UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) May 16, 2007

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 16, 2007, Central European Media Enterprises Ltd. (“CME”) and its wholly-owned subsidiaries Central European Media Enterprises N.V. (“CME NV”) and CME Media Enterprises B.V. (“CME BV”) entered into an indenture (the “Indenture”) with BNY Corporate Trustee Services Limited, as trustee (the “Trustee”), The Bank of New York, as security trustee, principal paying agent and transfer agent (the “Security Trustee”) and The Bank of New York (Luxembourg) S.A., as registrar, Luxembourg transfer agent and Luxembourg paying agent. Pursuant to the Indenture, CME has issued and sold Euro 150 million (approximately US$ 204 million) in aggregate principal amount of senior floating rate notes (the “Notes”). The Notes bear interest at a rate of six-month EURIBOR plus 1.625%. CME has received net proceeds of approximately Euro 147.8 million (approximately US$ 201 million). These proceeds will be used for general corporate purposes, including the potential purchase of additional interests in our existing operations in Romania and Ukraine.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 16, 2007, Central European Media Enterprises Ltd. (“CME”) and its wholly-owned subsidiaries CME NV and CME BV (as subsidiary guarantors) entered into an indenture (the “Indenture”) with BNY Corporate Trustee Services Limited, as trustee, The Bank of New York, as security trustee, principal paying agent and transfer agent and The Bank of New York (Luxembourg) S.A,. as registrar, Luxembourg transfer agent and Luxembourg paying agent. Pursuant to the Indenture, CME has issued and sold Euro 150 million (approximately US$ 204 million) in aggregate principal amount of senior floating rate notes (the “Notes”). The Notes bear interest at a rate of six-month EURIBOR plus 1.625%. Interest is payable every six months from November 15, 2007. The Notes mature on May 15, 2014. As security for the Notes, CME NV and CME BV are providing guarantees. In addition, CME has pledged the shares of CME NV, CME NV has pledged its shares in CME BV, and CME and CME BV have assigned certain contractual rights as security for the obligations of CME under the Notes.

Previously, CME has pledged the shares of CME NV, CME NV has pledged its shares in CME BV, and CME and CME BV have assigned certain contractual rights as security for the obligations of CME pursuant to an indenture dated May 5, 2005 with JPMorgan Chase Bank N.A., London Branch (the “2005 Trustee”) and JPMorgan Chase Bank Luxembourg S.A. (as previously reported in a Form 8-K filed on May 6, 2005) and pursuant to a revolving loan agreement with the European Bank for Reconstruction and Development (“EBRD”) dated July 21, 2006 (as previously reported in a Form 8-K filed on July 21, 2006). CME, CME NV, CME BV, the Trustee, the Security Trustee, the 2005 Trustee and EBRD also entered into an amended and restated intercreditor agreement dated May 16, 2007 to regulate enforcement rights and the sharing of proceeds among the Trustee, the Security Trustee, the 2005 Trustee and EBRD in respect of these share pledges and the assigned contractual rights .

CME is subject to certain covenants under the Indenture, including covenants that limit its ability to incur additional indebtedness, pay dividends or other distributions, make certain types of investments, create liens, enter into certain transactions with affiliates and restrict the ability of its subsidiaries to pay dividends. The Notes are also subject to redemption under certain circumstances, including certain types of changes in control, asset dispositions and changes in tax laws relating to the Notes. CME also has rights to redeem the Notes, which may be subject to a premium over the issue price.

Item 3.03. Material Modification to Rights of Security Holders

In connection with issuance of the Notes pursuant to the Indenture dated May 16, 2007 (as described in Item 2.03 above), CME has agreed to certain restrictions on payments of dividends or other distributions to holders of any class of its common shares.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: May 17, 2007	/s/ Wallace Macmillan
Wallace Macmillan
Chief Financial Officer
(Principal Financial Officer and Accounting Officer)